Exhibit 99.1

TRICO MARINE SERVICES REPORTS THIRD QUARTER 2004 RESULTS

HOUSTON, November 9, 2004 /PRNewswire-FirstCall/ -- Trico Marine Services, Inc. (NASDAQ: TMAR - News) today announced a net loss for the third quarter of 2004 of $16.2 million, or $(0.44) per share (diluted), on revenues of $29.5 million. This compares to a net loss of $9.5 million, or $(0.26) per share (diluted), on revenues of $31.6 million for the third quarter of 2003. Trico's net loss for the first nine months of 2004 was $77.3 million, or $(2.10) per share (diluted), on revenues of $78.8 million. This compares to a net loss of $65.0 million, or $(1.79) per share (diluted), on revenues of $95.1 million for the first nine months of 2003.

During the quarter, the Company announced that a consensual agreement had been reached with holders of more than 67% of the Senior Notes. Based on this agreement, the Company believes it has the support of the requisite body of the holders of the Senior Notes to implement the restructuring through a prepackaged or prearranged bankruptcy case. The parties to the restructuring agreement have signed binding agreements to support the restructuring on proposed terms, subject to finalization of definitive agreements and related documentation and the satisfaction of certain specified conditions. The proposed plan of restructuring would convert the Senior Notes into 100% of the new equity of the Company, subject to dilution by warrants issued to existing common stockholders and options to employees. The financial restructuring would be effectuated through a prepackaged or prearranged Chapter 11 plan of reorganization of Trico Marine Services, Inc. (the parent) and its two primary U.S. subsidiaries, Trico Marine Assets, Inc. and Trico Marine Operators, Inc. The Company does not anticipate, nor does the agreement contemplate, that any of its foreign subsidiaries, affiliates or assets would be subject to any Chapter 11 bankruptcy proceeding or any other similar reorganization or insolvency proceeding. The Company does not anticipate any of its other debts being impaired as a result of the restructuring. Please refer to the report on Form 8-K dated September 10, 2004 for more information on the proposed plan of restructuring.

Due primarily to the Company's continuing operating losses, its consolidated unrestricted cash position decreased by approximately $2.3 million to $20.3 million during the third quarter of 2004. The decrease is primarily due to the Company's U.S. operations, which continued to utilize cash to fund working capital needs. As a result, the Company's unrestricted cash position available to fund U.S. operations declined by approximately $1.9 million to $17.7 million during the third quarter of 2004.

Included in the third quarter 2004 loss are restructuring charges of $2.6 million, primarily comprised of fees paid to financial and legal advisors. Included in the 2004 year-to-date loss are total restructuring charges of $4.3 million. Also included in the nine-month loss for 2004 are impairment charges of $8.6 million on assets held for use, a loss of $8.7 million on assets held for sale and charges for accelerated amortization of deferred financing costs of $7.2 million and original issue discounts of $2.8 million, which are included in "Amortization of deferred financing costs" and "Interest expense," respectively.

The 2003 third quarter and year-to-date losses include losses on assets held for sale of $0.9 million and $6.2 million, respectively, after a decision was made to sell one of the Company's larger North Sea vessels and an investment in a construction project in Brazil. The 2003 nine-month net loss includes an impairment of goodwill charge of $28.6 million, primarily related to the Company's North Sea subsidiary acquired in 1997. The 2003 third quarter and year-to-date losses also include gains on the sale of assets of $0.7 million and $1.2 million, respectively.

The Company remains in default on its Senior Notes indenture and, by way of cross-default, its $55 million secured term loan facility.

Day rates for the Company's Gulf class supply boats averaged $4,434 with utilization of 48% in the third quarter of 2004, compared to $5,005 with utilization of 53% in the third quarter of 2003. North Sea day rates averaged $10,752 with utilization of 93% in the third quarter of 2004, compared to $10,648 with utilization of 85% for the third quarter of 2003. The crew and line handlers averaged $2,479 with utilization of 92% in the third quarter of 2004, compared to $2,769 with utilization of 79% in the third quarter of 2003.

During the first nine months of 2004, day rates for the Company's Gulf class supply boats averaged $4,347 with utilization of 46%, compared to $5,064 with utilization of 52% in the first nine months of 2003. North Sea day rates averaged $10,391 with utilization of 80% in the first nine months of 2004, compared to $11,024 with utilization of 84% for the first nine months of 2003. The crew and line handlers averaged $2,480 with utilization of 89% in the first nine months of 2004, compared to $2,835 with utilization of 71% in the first nine months of 2003.

Direct vessel operating expenses increased in the third quarter of 2004 to $19.1 million, compared to $18.9 million for the third quarter of 2003, due primarily to increases in supplies and maintenance costs, offset by reduced labor costs in the U.S. and North Sea regions. Operating costs across all categories in the North Sea were lower due to the sale of a large North Sea vessel in September 2003.

Trico provides a broad range of marine support services to the oil and gas industry, primarily in the Gulf of Mexico, the North Sea, Latin America, and West Africa. The services provided by the Company's diversified fleet of vessels include the marine transportation of drilling materials, supplies and crews, and support for the construction, installation, maintenance and removal of offshore facilities. Trico has principal offices in Houma, Louisiana, and Houston, Texas. Please visit our website at http://www.tricomarine.com.

Certain statements in this press release that are not historical fact may be "forward looking statements." Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such statements. A description of risks and uncertainties attendant to Trico Marine Services, Inc. and its industry and other factors, which could affect the Company's financial results, are included in the Company's Securities and Exchange Commission filings.

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
 (Unaudited )
(In thousands, except share and per share amounts)

	Three months Ended		Nine months Ended
	September 30,		September 30,
	2004	2003	2004	2003

Revenues:	$29,488	$31,583	$78,803	$95,086

Operating expenses:
Direct vessel operating expenses and other	19,072	18,879	56,613	60,659
General and administrative	4,936	3,666	12,613	11,395
Restructuring costs	2,627	-	4,325	-
Amortization of marine inspection costs	2,632	2,769	8,645	7,741
Depreciation and amortization expense	7,983	7,990	24,657	25,166
Impairment of goodwill	-	-	-	28,640
Impairment of long-lived assets	-	-	8,584	-
Loss on assets held for sale	-	940	8,674	6,165
Loss (gain) on sale of assets, net	(12)	(732)	(1)	(1,216)
	37,238	33,512	124,110	138,550

Operating loss	(7,750)	(1,929)	(45,307)	(43,464)

Interest expense	7,884	7,509	25,812	23,093
Amortization of deferred financing costs	56	246	7,756	717
Loss on early retirement of debt	-	-	618	-
Other (income) expense, net	42	15	(592)	250
Loss before taxes	(15,732)	(9,699)	(78,901)	(67,524)

Income tax benefit	436	(194)	(1,553)	(2,559)

Net loss	$(16,168)	$(9,505)	$(77,348)	$(64,965)

Basic and Diluted loss per common share:
Net loss	$(0.44)	$(0.26)	$(2.10)	$(1.79)
Average common shares outstanding	36,890,102	36,413,913	36,867,964	36,320,046

Average Day Rates:
Supply (Gulf class)	$4,434	$5,005	$4,347	$5,064
Supply /Anchor Handling (North Sea class)	10,752	10,648	10,391	11,024
Crew/line handling	2,479	2,769	2,480	2,835

Utilization:
Supply (Gulf class)	48%	53%	46%	52%
Supply /Anchor Handling (North Sea class)	93%	85%	80%	84%
Crew/line handling	92%	79%	89%	71%

Average number of Vessels:
Supply (Gulf class)	48.0	48.0	48.0	48.0
Supply/Anchor Handling (North Sea class)	18.1	19.8	18.7	19.9
Crew/line handling	17.0	17.0	17.0	17.6

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited )
(In thousands, except share and per share amounts)

	September 30,	December 31,
ASSETS	2004	2003
Current assets:		Restated
Cash and cash equivalents	$20,286	$25,892
Restricted cash	1,209	1,708
Accounts receivable, net	28,130	30,451
Prepaid expenses and other current assets	1,935	1,501
Assets held for sale	4,249	-
Total current assets	55,809	59,552

Property and equipment:
Land and buildings	6,428	6,402
Marine vessels	625,526	661,729
Construction-in-progress	212	170
Transportation and other	5,139	4,628
	637,305	672,929
Less accumulated depreciation and amortization	195,436	185,910
Net property and equipment	441,869	487,019

Restricted cash - noncurrent	6,672	-
Other assets	30,886	38,620
Total assets	$535,236	$585,191

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term and current maturities of debt	$363,695	$66,266
Accounts payable	6,001	6,190
Accrued expenses	6,660	6,352
Accrued insurance reserve	4,135	4,497
Accrued interest	20,422	3,656
Income taxes payable	291	331
Total current liabilities	401,204	87,292

Long-term debt, net of discounts	31,522	313,900
Deferred income taxes	37,855	39,772
Other liabilities	2,120	2,196
Total liabilities	472,701	443,160

Commitments and contingencies
Stockholders' equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized and
no shares issued at September 30, 2004 and December 31, 2003	-	-
Common stock, $.01 par value, 55,000,000 shares authorized,
37,037,569 and 36,982,569 shares issued and 36,965,537 and 36,910,537
shares outstanding at September 30, 2004 and December 31, 2003	370	370
Additional paid-in capital	338,071	338,007
Accumulated deficit	(292,193)	(214,845)
Unearned compensation	(136)	(127)
Cumulative foreign currency translation adjustment	16,424	18,627
Treasury stock, at par value, 72,032 shares at September 30, 2004 and December 31, 2003	(1)	(1)
Total stockholders' equity	62,535	142,031

Total liabilities and stockholders' equity	$535,236	$585,191